Exhibit 99.1

FOR IMMEDIATE RELEASE

For Inverness:

Investor Relations Contact:

Doug Guarino, Director of Corporate Relations 781-647-3900

For Cholestech:

John F. Glenn, Chief Financial Officer  510-732-7200

Inverness Medical Innovations Agrees to Acquire

Cholestech Corporation

WALTHAM, MA and HAYWARD, CA, June 4, 2007 – Inverness Medical Innovations, Inc. (Amex: IMA) and Cholestech Corporation (Nasdaq: CTEC) today announced that they have entered into a definitive merger agreement pursuant to which Inverness will acquire Cholestech Corporation, in a stock for stock merger at a fixed exchange ratio of 0.43642 shares of Inverness common stock for each share of common stock of Cholestech.

Cholestech is a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and inflammatory disorders.  Inverness, a leading manufacturer and marketer of rapid diagnostic products for the consumer and professional markets, expects to realize synergies between Cholestech and its existing point of care organization as well as with those of other recently acquired and to-be-acquired companies and expects the transaction to be accretive in the short term.

Commenting on the transaction, Ron Zwanziger, CEO of Inverness, said, “We expect that the acquisition of Cholestech, especially when coupled with our recent and pending acquisitions, will provide Inverness with the unique ability to assess cardiac risk, diagnose cardiac conditions and potentially monitor the condition and response to therapy of cardiac patients.  The large installed base of Cholestech systems in physicians’ offices will also be helpful as we continue to expand into this market segment.”

Mr. Warren Pinckert II, President and Chief Executive Officer of Cholestech, said, “We are excited for the opportunity to combine with Inverness and leverage our existing product portfolios through each other’s existing customer base.  In the future, Inverness’ new product pipeline of cardiac markers will fit well into Cholestech’s installed base of physician offices.”

The merger is conditioned upon approval by Cholestech’s shareholders as well as the satisfaction of regulatory and other customary conditions.  Approval by the shareholders of Inverness is not required.  The transaction is structured as a tax-free reorganization and is expected to close during the fall of 2007.

Covington & Associates acted as financial advisor and Foley Hoag LLP acted as legal counsel to Inverness.  Savvian Advisors, LLC acted as financial advisor and Wilson Sonsini Goodrich & Rosati, P.C. acted as legal counsel to Cholestech.

About Inverness

Inverness Medical Innovations is a leading developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease. The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts.

For additional information on Inverness Medical Inc., please visit our website at www.invernessmedical.com.

About Cholestech

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver enzymes at the point of care. Health care providers can use the CLIA-waived Cholestech LDX(R) and GDX(TM)* Systems and the hs-CRP test, which is cleared by the FDA for use in moderate complexity labs, to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and inflammatory disorders. *The GDX system is 510(k) cleared for prescription home use and, accordingly, is CLIA waived.

Cholestech LDX is a registered trademark and Cholestech GDX is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at http://www.Cholestech.com.

This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements reflect Inverness’ current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, market and economic conditions, Inverness’ ability to consummate the acquisition, which is subject to approval by the shareholders of Cholestech and subject to regulatory review;  Inverness’ ability to consummate its pending acquisitions; Inverness’ ability to integrate these and other acquisitions and to recognize expected synergies; Inverness’ ability to contintue to successfully develop and manufacture diagnostic testing products and to commercialize products, particular in the area of cardiac care, and the risks and uncertainties described in Inverness’ annual report on Form 10-K for the period ended December 31, 2006, and other factors identified from time to time in its periodic filings with the Securities and Exchange Commission. Inverness undertakes no obligation to update any forward-looking statements contained herein.

Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: risks inherent to the regulatory approval process; market acceptance and demand for our current and future products; further regulatory changes and guidelines affecting the healthcare system in the United States; risks inherent to future sales growth and the research and development process; the ability to execute proposed initiatives and other factors. Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Press Release Source: Inverness Medical Innovations and Cholestech Corporation